Exhibit 4.20

CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made on this 26 of January, 2026 between KeepZone AI Inc, whose address is at 1200 Fuller RD, Building C2, Linden 07036, NJ, USA (the “Company”) and and Moshe Revach, Identification number 038624292 whose address is at 10 Yohanan Bader, Ramat Gan, Israel (“Consultant”).

WHEREAS:	the Company wishes to be provided with various services;

WHEREAS:	the Consultant and Consultant’s Representative hereby declares that they are qualified and ready to provide the services as provided herein, and to carry out their obligations and undertakings towards the Company pursuant hereto, as shall be further detailed below; and

WHEREAS:	the parties hereto desire to regulate their relationship in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1.	The Services

1.1.	As of January 1, 2026, the Consultant shall provide the Company, through the Consultant’s Representative, all the services specified in Schedule A attached hereto (the “Services”) as an independent contractor, and in accordance with the requirements of the Company from time to time.

1.2.	The Consultant shall report to the Company on an ongoing basis in respect of anything related to providing the services, and shall be subject to the instructions of [the Board and the Members of the Board of Directors], or any other party as determined by the Company from time to time. The reporting shall be in writing or orally according to the request of the Company.

1.3.	The Services shall be provided personally and exclusively by the Consultant’s Representative, who will be for the duration of this Agreement the sole shareholder in the Consultant. The obligations of the Consultant and the Consultant’s Representative under this Agreement shall be ”jointly and severally”. Any reference in this Agreement to the Consultant shall also refer to the Consultant’s Representative and vice versa. Any breach of this Agreement by the Consultant’s Representative shall be deemed to be a breach of the Consultant and any breach of this Agreement by the Consultant shall be deemed to be a breach of the Consultant’s Representative.

1.4.	The Services shall be provided personally and exclusively by the Consultant.

1.5.	The Consultant undertakes to provide the Services in a faithful, diligent and professional manner, according to the instructions of the Company.

1.6.	It is hereby agreed and clarified that the provision of the Services by the Consultant under this Agreement is not exclusive and each party will be entitled to engage with other parties for the provision or receipt of services, provided that such engagement does not conflict with any obligation or undertaking of the Consultant hereunder, and does not adversely affect the performance of, or restrict the ability of the Consultant to perform the Services hereunder.

2.	Term and Termination

2.1.	This Agreement shall be effective for an indefinite term. Each party shall be entitled to terminate this Agreement, for any reason whatsoever, by giving the other party 1 day advance notice in writing (the “Notice Period”). In the event the Consultant does not provide, in accordance with its obligations, the Services during the Notice Period, without infringing on the rights of the Company due to the said violation, the Consultant shall not be entitled to any consideration for the Notice Period and the Company will be entitled to deduct from any amount due to the Consultant an amount equal to the Consideration, as defined below, for the period in which the Consultant did not execute its obligation as required.

2.2.	Notwithstanding the above, the Company may terminate this Agreement with an immediate effect, without derogating from any other right or remedy reserved to it, upon the occurrence of one or more of the following events:

2.2.1.	The Consultant’s Representative is charged or convicted of a criminal offense;

2.2.2.	The Consultant materially breached the provisions of this Agreement or its exhibits, which breach is not cured (if deemed curable by the Company) within five (5) days of receipt of a notice about such breach from the Company;

2.2.3.	The Consultant’s continuous disregarding the instructions of the Company in relation to the provision of the Services;

2.2.4.	The Consultant acts in a manner that constitutes a breach of trust towards the Company or embezzlement or other intentional damage to the funds/property of the Company or any affiliate thereof;

2.2.5.	The involvement of the Consultant’s Representative in the sexual harassment of any of the Company’s employees or any other party in connection with the provision of the Services; or

2.2.6.	The Consultant will cause grave injury to the business, assets, operations or reputation of the Company.

3.	Consideration

3.1.	In consideration for the Services rendered by the Consultant pursuant to this Agreement (the “Consideration”) the Company shall pay the Consultant fixed fee in the amount of USD 2,500 per month (plus VAT if required by law).

3.2.	The Consultant shall be entitled to receive RSUs of Jeffs Brands Ltd (the “Parent Company”) subject to the Parent Company’s board of directors’ decision in its sole discretion.

3.3.	The parties declare that the Consideration has been determined on the basis of employment costs of an employee in a similar position and qualifications similar to those of the Consultant’s Representative, and after the conversion of the agreed gross salary the Consultant would have received as an employee, together with all other benefits and payments, and the social security payments the Company would be obligated to pay, if there were employment relations between the Company and the Consultant’s Representative.

3.4.	The Consideration shall be paid to the Consultant on a fixed basis, within 10 days from, and, subject to receipt by the Company of a duly issued tax invoice(s), and receipt(s) by the Consultant for the amount due together with the required reports.

3.5.	The Consideration constitutes a gross payment, and the Consultant shall bear sole and full responsibility for all tax obligations of any kind and all other mandatory payments relating to this Agreement. Notwithstanding the above, the Company will withhold and deduct from the Consideration tax payments and other mandatory deductions, as may be required from time to time under any applicable law, in accordance with the tax withholdings approval provided by the Consultant from time to time. VAT shall be charged on all amounts paid in accordance with this Agreement. It is hereby clarified that upon a determination according to which the Company’s deductions were insufficient, the Consultant will have to immediately provide with any payments required by the tax authorities, and shall indemnify the Company, at its first request, to the extent it had to bear any such payments.

4.	Bonus Eligibility

As part of this Consulting Agreement, the Consultant shall be eligible to receive a performance-based bonus (the “Bonus”). The Bonus shall be calculated at 10% of the net profit generated by the Company, as recognized and approved by the Company in its sole discretion. The Bonus shall be paid semi-annually, within 30 days of the Company’s closing of its semi-annual financial statements. All calculations of net profit shall be made in accordance with the Company’s standard accounting practices.

5.	Non-Disclosure Agreement

Simultaneously with the execution of this Agreement, and a as condition hereto, the Consultant hereby executes the Undertaking attached hereto as Schedule B.

6.	Relationship of Parties

6.1.	The parties hereto hereby declare and approve, that the Consultant’s Representative will act as an independent contractor as part of the Consultant, and that as a result of this engagement, no employment related rights shall be created for the Consultant’s Representative and the Consultant vis-a-vis the Company or any related party, and neither the Company nor any related party shall be liable towards the Consultant in respect of any obligation or payment imposed by law on any employer. The Consultant’s Representative and the Consultant declare and confirm that:

6.1.1.	They understand all the terms of the engagement set forth hereunder, as per their request.

6.1.2.	They are fully aware that they are responsible to pay all taxes and payments required by law due to the income of its agents and employees.

6.1.3.	Each party is aware that only on the basis of the aforesaid, the Company agreed to enter into this Agreement, under its terms, and that in any other case the terms of the Agreement were significantly different.

6.2.	The Consultant confirms that he Company or anyone acting on its behalf, will not bear any additional costs in connection with the engagement set forth herein, including in connection with employment related entitlements; salary and other benefits and payments, which comprise of all of the payments which an employer is obligated to pay to an employee, as well as compensation of any kind, including non-monetary compensation.

6.3.	The Consultant undertakes to pay at its expense to the Consultant’s Representative his salary and the full Benefits and other Payments, including purchasing for the benefit of the Consultant’s Representative pension coverage with acceptable terms, and paying in full all required tax payments and other mandatory payments, all throughout the term of this Agreement.

6.4.	The Consultant and the Consultant’s Representative hereby undertake not to raise any claim against the Company or anyone acting on its behalf in connection with any payment or any right in connection with employment relations.

6.5.	The Consultant and the Consultant’s Representative shall, together and severely, indemnify and hold the Company, or any person on its behalf, harmless, for any expense of the Company, damage or losses incurred thereby, or against the payment by the Company of any other payment (including attorneys' fee), immediately upon the receipt of its first request, as long as these: (1) are related to a determination concerning the existence of an employee-employer relationship between the Consultant’s Representative, the Consultant or anyone on their behalf and the Company or anyone on its behalf; or (2) result from any act, omission or negligence on the part of the Consultant’s Representative, the Consultant or anyone on their behalf, related to the provision of the Services under this Agreement.

6.6.	Any right granted to the Company to instruct and/or supervise over the Services by the Consultant or the Consultant’s Representative is granted in order to ensure the performance of the Services, according to the demands of the Company, and does not imply or support an employer -employee relationship between the Company and the Consultant’s Representative.

6.7.	In light of the foregoing, should it be held by the labor court, or any other competent authority, including a governmental entity, that the Consultant’s Representative provided the Services as an “employee”, the Consultant and the Consultant’s Representative declare that the Consultant’s Representative received from the Company the full payments to which he was entitled as an employee and therefore will not be entitled to receive any additional payment or compensation of any kind whatsoever, including a non-monetary compensation.

7.	Warranties

The Consultant represents and warrants that:

7.1.	The Consultant does not have currently and shall not have during the term of the provision of the Services, any outstanding agreement or obligation that is or will be in conflict with any of the provisions of this Agreement, or that would preclude the Consultant from complying with the provisions hereof or otherwise restrict the Consultant in any way in performing the Services.

7.2.	In signing this Agreement there is no breach of any other third-party agreement to which the Consultant is a party and its signing of this Agreement does not require the approval of any third-party.

7.3.	The Consultant shall comply with all Company disciplinary regulations, work rules, policies, procedures and objectives, which are relevant to the performance of the Services.

7.4.	The Company may monitor the Consultant’s use of its Systems (as defined below) and copy, transfer and disclose such electronic communications and content transmitted by or stored in such Systems, in pursuit of the Company’s legitimate business interests, all in accordance with the Company’s policies in place from time to time, and subject to applicable law. For the purposes of this Section, the term “Systems” includes all of the Company’s owned or leased computers (including laptops), corporate email correspondence on mobile phones, smartphones and other mobile devices, keys, PDAs, credit cards, printers, card access to any company building, files, e-mails, tapes, programs, records and software, computer access codes or disks, and other similar systems.

7.5.	The Consultant shall not solicit or accept in connection with the performance of the Services, any gift, benefit, favor, loan, or any other thing of monetary value, from a person or an entity who is or is possibly connected, directly or indirectly, to either the business of the Company, a competitor of the Company or a potential competitor of the Company.

7.6.	The Consultant shall not make any representations or warranties on behalf of the Company, without the Company’s prior written authorization.

7.7.	The Consultant shall at all times during the term of this Agreement continue to be wholly owned, exclusively by the Consultant’s Representative.

8.	Miscellaneous

8.1.	The preamble and the annexes hereto shall form an integral part of this Agreement and shall be construed as a provision of its provisions.

8.2.	All headings of the Sections and Subsections of this Agreement are intended for convenience of reference and shall not be used for the purposes of construing this Agreement.

8.3.	The Consultant shall not be entitled to assign, transfer, convert or commit to another person or entity or perform through another person or entity this Agreement or any part thereof, or its rights or obligations according to this Agreement.

8.4.	This Agreement and its schedules duly singed, supersedes all the arrangements between the parties regarding the matters mentioned therein and they cancel any presentation, agreement or memorandum of understandings previously made between the parties, whether orally or in writing, express or implied. The rights of the parties shall henceforth be solely subject to the terms of this Agreement and its Annexes. Any amendments to this Agreement and its Annexes shall be made in writing only and duly signed by all parties.

8.5.	No action, provision or avoidance of action or provision under the provisions of this Agreement shall be construed as a modification of the legal relations between Consultant and the Company or as imposing any liability or obligation of the Consultant under this Agreement or under any law on the Company or as a release of the Consultant from its liability or altering its liability under this Agreement or under any law.

8.6.	The addresses of the parties for the purposes of this Agreement are as set forth in the Introduction to this Agreement. Any notice or other communication under this Agreement must be in writing and sent by registered mail, personal delivery or email. Any notice delivered as aforesaid will be deemed delivered to the recipient and brought to his attention within seven (7) business days – if sent by registered mail; on the date confirmed as the actual date of the delivery - if delivered in person; within 24 hours of receiving the automatic confirmation that the email was sent successfully from the e-mail server - if sent by email.

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IN WITNESS WHEREOF, the parties have signed this Agreement as of the date hereof.

/s/ Ronen Zalayet		/s/ Moshe Revach
KeepZone AI Inc.
By:	Ronen Zalayet	By:	Moshe Revach
Title:	Director	Title:	Consultant

SCHEDULE A

SERVICES

Role of the Consultant:

Business Development

SCHEDULE B

UNDERTAKING

THIS UNDERTAKING (“Undertaking”) is entered into as of the 26 day of January 202, by Moshe Revach, Identification number 038624292 whose address is at 10 Yohanan Bader, Ramat Gan, Israel (the “Consultant”).

WHEREAS,	the Consultant wishes to be engaged by KeepZone AI Inc.; and

WHEREAS,	it is critical for the Company to preserve and protect its Confidential Information (as defined below) and its rights in Inventions (as defined below) and in all related intellectual property, and the Consultant is entering into this Undertaking as a condition to the Consultant’s engagement with the Company.

NOW, THEREFORE, the Consultant undertakes and warrants towards the Company as follows:

References herein to the term “Company” shall include any of the Company’s direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assigns.

1.	Confidentiality.

1.1.	The Consultant acknowledges that the Consultant may have access to confidential information related to the Company, its business, assets, financial position, affairs, activities, plans and projections, customers, suppliers, business partners and other third parties to whom the Company undertook to keep information of such party in confidence (the “Confidential Information”). Confidential Information shall include, without limitation, any information, whether or not marked or designated as confidential, concerning technology, products (whether finished or under development), research and development, patents, copyrights, inventions, trade secrets, test results, formulae, processes, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information, customer lists, agreements, contracts, transactions, undertakings and data concerning employees, consultants, officers, directors and shareholders. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall include any information in any form, including documents whether oral or in writing or stored on magnetic or electronic media. Confidential Information shall not include information that has become part of the public domain not as a result of a breach of this Undertaking by the Consultant.

1.2.	The Consultant acknowledges and understands that the engagement by the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.

1.3.	During the term of the Consultant’s engagement and at any time after termination or expiration thereof, for any reason, the Consultant shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity, nor use for its own benefit or for the benefit of any party other than the Company, any Confidential Information, other than with the prior express consent of the Company.

1.4.	Any rights, titles and interests in and to Confidential Information are and shall remain the sole and exclusive property of the Company or of the third party providing such Confidential Information to the Company, as the case may be. Without limiting the generality of the foregoing, the Consultant agrees and acknowledges that all memoranda, books, notes, records, communications (whether by email or otherwise), reports, charts, formulae, specifications, lists and any other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by the Consultant in connection with the engagement by the Company or that otherwise relates to any Confidential Information (the “Confidential Material”), shall be the Company’s sole and exclusive property and shall be deemed Confidential Information. All originals, copies, reproductions and summaries of the Confidential Material shall be delivered by the Consultant to the Company upon termination or expiration of the Consultant’s engagement for any reason, or earlier at the request of the Company, without the Consultant retaining any copies or being entitled to any lien rights thereof.

1.5.	During the term of the Consultant’s engagement with the Company, the Consultant shall not remove from the Company’s offices or premises any Confidential Material unless and to the extent necessary in connection with the duties and responsibilities of the Consultant and permitted pursuant to then applicable policies and regulations of the Company. In the event that such Confidential Material is duly removed from the Company’s offices or premises, the Consultant shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Material and return the Confidential Material to their proper files or location immediately after such use.

1.6.	During the term of the Consultant’s engagement with the Company, the Consultant will not improperly use or disclose any proprietary or confidential information or trade secrets belonging to any other entity to whom the Consultant has an obligation of confidentiality and/or non-use (including, without limitation, any academic institution or any entity related thereto) (“Prior Contractor”) without a proper approval or consent. The Consultant will not bring onto the premises of the Company any confidential documents or any property, belonging to any Prior Contractor, unless such property, documents or information become generally available to the public or are consented to in writing by the Prior Contractor.

2.	Unfair Competition and Solicitation

The Consultant acknowledges that in view of the assignments performed by him for the Company, his exposure to, and involvement in the Company’s sensitive, essential and valuable proprietary information, its property (including, intellectual property) and technologies, as well as its goodwill and business plans (the “Company’s Major Assets”), the provisions of this Section 2 above are reasonable and necessary to legitimately protect the Company’s Major Assets, and are being undertaken by the Consultant as a condition to the engagement of the Consultant by the Company. The Consultant confirms that the Consultant has carefully reviewed the provisions of this Section 2, fully understands the consequences of this Undertaking and of Section 2 thereof, and has assessed the respective advantages and disadvantages to the Consultant of entering into this Undertaking and, specifically, Section 2. Therefore, the Consultant hereby undertakes:

2.1.	The Consultant undertakes that during the term of engagement with the Company the Consultant shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the business of the Company.

2.2.	The Consultant undertakes that for a period of twelve (12) months following termination of the Consultant’s engagement with the Company for whatever reason the Consultant shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to involve or require the use of any of the Company’s Major Assets. the Consultant confirms that engagement, establishment, opening or involvement, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the business of the Company as conducted during the term of engagement or contemplated, during such term, to be conducted, is likely to require the use of all or a portion of the Company’s Major Assets.

2.3.	The Consultant undertakes that during the term of engagement with the Company and for a period of twelve (12) months thereafter: (i) the Consultant shall not, directly or indirectly, solicit any employee of the Company or induce or attempt to induce any such employee to terminate or reduce the scope of such employee’s engagement with the Company and shall not hire or retain any such employee whether directly or indirectly; and (ii) the Consultant shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any consultant, service provider, agent, distributor, customer or supplier of the Company to terminate, reduce or modify the scope of such person’s engagement with the Company.

3.	Ownership of Inventions.

3.1.	The Consultant will notify and disclose in writing to the Company, or any persons designated by the Company all information, improvements, inventions, trademarks, works of authorship, designs, trade secrets, formulae, processes, techniques, know-how, and data, whether or not patentable or registerable under copyright or any similar laws, made or conceived or reduced to practice or learned by the Consultant, either alone or jointly with others, during the Consultant’s engagement with the Company (including after the working hours, during weekends or vacations) (all such information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how, and data are hereinafter referred to as the “Invention(s)”) immediately upon discovery, receipt or invention as applicable.

3.2.	Consultant agrees that all the Inventions are, upon creation or invention shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all title, rights and interest in and to any patents, copyrights, trade secrets and all other rights of any kind or nature, including moral rights, in connection with such Inventions. the Consultant hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Inventions: (i) all title, rights and interest in and to any patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and design-related rights; (v) any other proprietary rights relating to intangible property including trademarks, service marks and applications thereof, trade names and packaging and all goodwill associated with the same; (vi) and all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. the Consultant also hereby forever waives and agrees never to assert any and all Moral Rights (as defined hereafter) the Consultant may have in or with respect to any Inventions, even after termination of engagement on behalf of the Company. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

3.3.	The Consultant further agrees to perform, during and after the term of the Consultant’s engagement with the Company, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing the Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. The Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as the Consultant’s agents and attorneys-in-fact to act for and on the Consultant’s behalf and instead of the Consultant, to sign, execute and file any documents and to do all other lawfully permitted acts to further the obtaining, maintaining, defending and enforcing the Inventions in any and all countries.

3.4.	The Consultant shall not be entitled to any monetary consideration or any other consideration except as explicitly set forth in the Consulting Agreement or except as explicitly set forth in any other special agreement or arrangement with respect to the matter set forth herein executed in writing and duly signed by the Company. Without limitation of the foregoing, the Consultant irrevocably confirms that the consideration explicitly set forth in the Consulting Agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention, including under Section 134 of the Israeli Patent Law - 1967. Any oral or written understanding, communication or agreement with respect to the matters set forth herein, not memorialized in writing and duly signed by the Company, shall be void.

b.	Copyrights. Consultant hereby acknowledges and agrees that all copyrightable works included in the Inventions shall be “works made for hire” within the meaning of the Copyright Act of 1976, as amended (17 U.S.C. §101) (the “Act”), and that Company shall be the “author” within the meaning of the Act. Consultant acknowledges and agrees that all Inventions are the sole and exclusive property of Company.

4.	General.

4.1.	The Consultant represents that the performance of all the terms of this Undertaking and the Consultant’s duties as a consultant of the Company does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar obligations to any third party or any third party rights (including, without limitation, any academic institution or any entity related thereto). The Consultant acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in its decision to engage with the Consultant.

4.2.	The Consultant acknowledges that the provisions of this Undertaking reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof.

4.3.	The Consultant recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by the Consultant, the Company may suffer irreparable harm or damage and will, therefore, be entitled to injunctive relief to enforce this Undertaking (without limitation to any other remedy at law or in equity).

4.4.	If any provision of this Undertaking is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be deemed amended as if the invalid, illegal or unenforceable sections have been removed from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

4.5.	The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the engagement between the Company and the Consultant, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of the Consultant’s obligations and liabilities under any applicable law.

4.6.	No amendment, waiver or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by the Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

4.7.	This Undertaking, the rights of the Company hereunder, and the obligations of the Consultant hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. The Consultant may not assign, convert or otherwise transfer any of the Consultant’s obligations under this Undertaking, except with the prior written consent of the Company.

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IN WITNESS WHEREOF, the undersigned, has executed this Undertaking on this 26 of January, 2026.

The consultant

I have read the provisions of the above Undertaking and I agree to be bound by such Undertaking and comply with such terms as if I was the Consultant. I will be responsible towards KeepZone AI Inc. (the “Company”) or any of the Company’s direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assigns for the compliance by the Consultant of its obligations under the Undertaking and shall be further responsible and liable towards the Company for any breach by the Consultant of any of its obligations under the Undertaking and for any other liability of the Consultant under the Undertaking.

/s/ Moshe Revach
Moshe Revach, the Consultant
Date: 26 January 2026